Exhibit 4.1

ATLANTIC BANK – BUSINESS PROMISSORY NOTE

$7,000,000.00	DATE:	April 30, 2003 NEW YORK, NEW YORK

          FOR VALUE RECEIVED, on November 1, 2003, the undersigned (“Maker”) promises to pay to the order of Atlantic Bank (the “Bank”), at any of its banking offices, the sum of Seven million and 00/100 Dollars ($7,000,000.00), plus interest as specified herein.

          Interest on unpaid principal shall be charged and payable pursuant to the section checked and completed below and as follows.  If this is a floating rate loan, then the interest rate will be adjusted according to the annual interest rate designated by the Bank and in effect from time to time as its “Benchmark Rate” and the rate of interest on this promissory note  (this “Note”) shall be adjusted when the Benchmark Rate changes.  Make acknowledges that the Benchmark Rate does not necessarily represent the lowest rate of interest charged by the Bank to its customers.  If any payment of principal or interest becomes due on a day on which the Bank is closed (as required or permitted by law or otherwise), such payment shall be made not later than the next succeeding business day on which the Bank is open, and such extension shall be included in computing interest in connection with such payment.  Prepayment is permitted in whole or in part without penalty.

          Interest after the maturity hereof (whether by acceleration or otherwise) shall be payable upon demand at a rate of three percent (3.00%) per annum in excess of the interest or discount rate in effect a maturity.  Interest on this Note shall be computed on the basis of a 360 day year, which will result on the payment of more interest than if interest was computed based on the actual number of days in the year.  Interest shall be apportioned ratably during the period of this Loan.  In the event of prepayment of this Note the Bank will fully rebate to the undersigned any interest actually received which is in excess of the amount of interest due the Bank as of the rate of prepayment.  Make and each endorser hereof authorizes (but shall not require) the Bank to debit any account maintained by such party with the Bank on or after any date on which a payment is due under this Note, in an amount equal to any unpaid portion of such payment.

          Upon occurrence with respect to any maker endorser or guarantor of this Note (herein jointly and severally, a “Party”) or any Party’s assets of any of the following:  default in the payment or performance of the terms and conditions of this Note or any other obligation to the Bank or any other person or entity (including indebtedness in the nature of a Lease) at any time arising; commencement of bankruptcy or similar proceedings (whether voluntary or involuntary) under federal or state law; death; dissolution or suspension of business; entry of a material judgment; commencement of any proceeding, procedure, or remedy, supplementary to or in enforcement of any judgment; the indictment for, or becoming a defendant in any criminal proceeding relating to, any offense for which the potential penalty is forfeiture of assets to any governmental agency or instrumentality thereof; the assignment, mortgage, pledge or grant of security interest in any property; the calling of a meeting of creditors, the sending of notice of an intended bulk sale; or if at any time in the sole reasonable opinion of the Bank the financial responsibility of any Party shall become unsatisfactory, then this Note and all other obligations now or hereafter existing of any Party of the Bank, whether direct or contingent, shall at the option of the Bank become due and payable without notice or demand.  The Bank shall at all times have a Lien upon, security interest in and a right of offset against (i) the deposit balances (general or special) of Maker received by or for the Bank for any purpose including safekeeping, custody, transmission, collection, pledge, or otherwise, and may at any time, without notice, apply the same to payment or reduction of this Note or any other obligations of such party, direct or contingent.

          Failure by the Bank to exercise any rights hereunder shall not be deemed a waiver of any right.  All makers hereof shall be jointly and severally liable for all sums due hereunder.  Maker hereby waives presentment for payment, demand, notice of dishonor and protest of this Note and further agrees that this Note shall be governed and construed in accordance with the laws of the State of New York.  Make authorizes the Bank to complete this Note in any particulars according to the terms of the loan evidenced hereby.  This Note sets forth the entire agreement of Maker and the Bank with respect to this Note, and may be modified only by a written instrument executed by Maker and the Bank,

          In any litigation concerning this Note, Maker and each endorser hereof waive the right to interpose any defense, set-off or counterclaim whatsoever, consent to the jurisdiction of any New York State or Federal Court located in New York, New York, waive personal service of process by manual delivery and agree that any service of process may be made and effective by the mailing of a postpaid certified letter to Maker and/or such endorser at such party’s most recent address provided to the Bank.  Maker shall reimburse the Bank for all of its costs and expenses, including reasonable attorney’s fees and litigation expenses, incurred in connection with enforcement of its rights hereunder.

          MAKER AND EACH ENDORSER HEREOF WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE.

          Interest shall be charged and payable pursuant to the section checked and completed below:

FLOATING RATE	Interest hereon is based on the Benchmark Rate plus one-quarter percent (1/4%).

The Benchmark Rate in effect today is four and one-quarter percent (4 ¼ %)

Interest is payable on: the First day of each month and upon maturity

NAME OF BORROWER: Medallion Financial Corp.

	By:	/s/ ALVIN MURSTEIN

Alvin Murstein, Chairman and CEO

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